UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1230 Columbia St., Suite 1100
San Diego, CA 92101
(Address of principal executive offices) (zip code)

(619) 544-9177
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2011, the Board of Directors of Umami Sustainable Seafood Inc., (the "Company") increased its size to four members and appointed James White to the Board of Directors.

Mr. White has been the Managing Partner and President of Baynes & White Inc., a consulting and actuarial firm, from May 1993 to the present.  Mr. White has served on the Board of Directors of Patricia Mining Corp. and Matamec Explorations Inc. and currently serves as a director of PC Gold Corp. and Auriga Gold Corp., all of which are Canadian public companies.  The Board of Directors believes that Mr. White is qualified to serve on the Company’s Board of Directors due to his financial background and experience in the debt and equity markets.

Jones, Gable & Company Limited, an entity of which Donald Ross, Mr. White’s stepfather, is Chairman, assisted the Company in obtaining approximately $8.2 million of financing in 2010.  Jones, Gable received 575,400 shares of the Company’s common stock  for its services to the Company in 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

February 7, 2011	By:	/s/ Daniel G. Zang
Name: Daniel G. Zang Title: Chief Financial Officer